Exhibit 10.12

AMENDED AND RESTATED

LICENSE AGREEMENT

THIS AMENDED AND RESTATED LICENSE AGREEMENT (“Restated Agreement”) is effective as of the 3rd day of December, 2007 (the “Effective Date”) by and between XTENT, Inc., a Delaware corporation (“XTENT”), Biosensors International Group, Ltd., a Bermuda corporation (“BIG”), and Biosensors Europe S.A., a corporation organized under the laws of Switzerland (“BESA”), a wholly owned subsidiary of BIG.  BESA, BIG, and XTENT will be referred to collectively as the “Parties”.

RECITALS

A.   On May 4, 2004 (the “Original Effective Date”), XTENT, Occam International B.V. (“Occam”) and Sun Biomedical Ltd. (“Sun”) entered into that certain License Agreement dated May 4, 2004 (the “Original Agreement”).  Since the Original Effective Date, Sun formally changed its name to Biosensors International Group Ltd. and all of Occam’s rights and obligations under the Original Agreement were transferred and assigned to BESA.

B.   On February 9, 2005, XTENT, Occam and Sun executed that certain First Amendment to License Agreement concerning Occam’s rights to participate in any financings or offerings of XTENT (the “First Amendment”).  It is the intent of the Parties that the First Amendment shall remain in force and effect and shall not be affected by the execution of this Restated Agreement.

C.   BESA and its Affiliates are engaged in conducting research and clinical trials relating to drug-eluting stents using various proprietary drug compounds.  In the course of such research and clinical trials, BESA and its Affiliates have acquired and/or developed certain proprietary technologies and techniques, including BESA’s Drug/Polymer Composite Formulation, Biolimus A9 and BESA’s Polymer Coating (each as defined below).

D.   XTENT is engaged in conducting research and clinical trials related to XTENT Stent Systems (as defined below) consisting of a series of short Stents on a delivery catheter, where the angioplasty operator has the ability to selectively deploy a  number of short Stents as a portion of the total number of Stents in a series to be simultaneously delivered  by the delivery catheter, and which Stent Systems are used in connection with coronary and peripheral vascular treatments (the “XTENT Stent System”).

E.   The Parties desire to amend and restate the terms and conditions of the Original Agreement (excepting the First Amendment and those certain agreements set forth on Exhibit A, attached hereto.

NOW, THEREFORE, in consideration of the mutual agreements contained in this Restated Agreement, the Parties agree as follows:

ARTICLE I

DEFINITIONS

For purposes of this Restated Agreement, the following terms will have the meanings set forth below (such definitions to be equally applicable to both the singular and plural forms of the terms defined).  Except as otherwise indicated, all agreements or instruments defined or identified below will mean such agreements or instruments as from time to time assigned, modified, supplemented or amended in accordance with their respective terms.

1.1   “Affiliate” of a Person means another Person controlled by, controlling or under common control with such Person.  For purposes of this definition, “control” means direct or indirect beneficial ownership of at least fifty percent (50%) of the voting interest or equity of such Person or the ability (whether directly or indirectly) to determine the policy or actions of any entity on account of contract or other relationship.

1.2   “BESA’s Drug/Polymer Composite Formulation” means Biolimus A9 combined with BESA’s Polymer Coating in a composite formulation, which composite formulation provides local delivery of Biolimus A9 and is described in Exhibit 1.2.

1.3   “BESA’s Indemnified Persons” means BESA, its Affiliates and their respective directors, officers, shareholders, employees and representatives.

1.4   “BESA Items” means the following, to the extent provided under this Restated Agreement: Biolimus A9, BESA’s Polymer Coating and BESA’s  Drug/Polymer Composite Formulation.

1.5   “BESA’s Polymer Coating” means a biodegradable polymer coating proprietary to BESA that can be used as part of a composite to provide local delivery of a drug on a Stent.

1.6   “Biolimus A9” means (a) the Rapamycin derivative synthesized by or proprietary to BESA or its Affiliates, which was used by Biosensors Singapore in its STEALTH trial in Europe and either (i) further described in the applicable New Drug Application or technical dossier for CE Mark submission, or (ii) disclosed in or covered by the claims of the Licensed Patents; or (b) any prodrugs and metabolites, and all esters, salts, acids, hydrates, solvates, polymorphs, and isomers of any of the above.

1.7   “CE Mark” means the declaration of conformity according to Medical Device Directive 93/42/EEC, after receipt of all approvals necessary or required for the commercialization in the European Union of a medical device product.

1.8   “Confidential Information” has the meaning set forth in Section 10.1.

1.9   “Coated Stents” means XTENT’s Stents marketed, developed or sold by XTENT and coated with BESA’s Drug/Polymer Composite Formulation or (if permitted according to the terms of this Restated Agreement) BESA’s Polymer Coating or Biolimus A9.

1.10   “Enforcement Limitations” has the meaning set forth in Section 6.2.

1.11   “Excluded Technology” means (i) any proprietary compound of BESA or its Affiliates other than BESA’s Polymer Coating, BESA’s Drug/Polymer Composite Formulation and Biolimus A9; (ii) any other proprietary coating of BESA for Stents, other than BESA’s Polymer Coating; (iii) except as set forth in subsection (iv) below, know-how to the extent related to any proprietary Stent of BESA or its Affiliates and not related to BESA’s Drug/Polymer Composite Formulation, BESA’s Polymer Coating or  Biolimus A9; and (iv) know-how to the extent related to the manufacture, production or synthesis of Biolimus A9.

1.12   “FDA” means the U.S. Food and Drug Administration.

1.13   “GAAP” means generally accepted accounting principles, consistently applied.

1.14   “Inventions” shall refer to any new or useful art, discovery, contribution, finding or improvement, whether or not patentable, and all related know-how.  Inventions include, but are not limited to, all trade secrets, designs, discoveries, formulae, processes, manufacturing techniques, improvements and ideas.

1.15   “Licensed Assets” means Licensed Patents and Licensed Know-How.

1.16   “Licensed Know-How” means any information, concepts, data, know-how, manufacturing or testing methods, processes, or improvements thereto owned or controlled by BESA or any Affiliate of BESA as of the Original Effective Date or which were developed prior to the Effective Date of this Restated Agreement which are necessary or useful for using, obtaining regulatory approvals for, or selling BESA’s Drug/Polymer Composite Formulation, BESA’s Polymer Coating or Biolimus A9 in connection with XTENT’s Stents and XTENT’s Stent Systems.  Licensed Know-How specifically excludes know-how to the extent comprised of or describing any Excluded Technology and any know-how related to the manufacturing methods or processes for the production of Biolimus A9 or BESA’s Polymer Coating.

1.17   “Licensed Patents” means (i) those certain patents, patent applications and invention disclosures owned or controlled by BESA or any of its Affiliates as of the Original Effective Date or during the term of this Restated Agreement, any claims of which are directed to or cover Biolimus A9, BESA’s Polymer Coating, or BESA’s Drug/Polymer Composite Formulation, or the use thereof, all of which filed as of the Original Effective Date are set forth on Exhibit 1.17, (ii) all patents that are continuations-in-part, substitutions, confirmations, divisionals, reissues, registrations, re-examinations, revalidations, extensions, foreign counterparts or are otherwise based on or claim priority to the patents, patent applications and invention disclosures referred to in subsection (i) hereinabove; and (iii) all patents and patent applications covering, disclosing or directed to  the Licensed Know-How, but in the case of each of (i) and (ii) above, only to the extent that claims or portions of claims cover or are directed to BESA’s Drug/Polymer Composite Formulation, Biolimus A9 or  BESA’s Polymer Coating  or the use of any of the foregoing, and specifically excluding any embodiments of a patented claim that are directed to or cover Excluded Technology and are not directed to or do not cover  (i) or (ii) above.

1.18   “Losses” means all losses, damages, demands, claims, assessments, liabilities, payments and obligations, and all expenses related thereto.  Losses will include any reasonable legal fees and costs incurred by an Indemnified Person in defense of or in connection with any alleged or asserted liability, payment or obligation for which indemnity is provided under Article IX, whether or not such Indemnified Person is made or becomes a party to any claim or legal action.

1.19   “Material Adverse Effect” means any change, effect, fact, event, occurrence, state of facts or development that, individually or together with any other changes, effects, facts, events, occurrences, states of fact or developments which materially and adversely affects the ability of the applicable Party to perform its obligations under this Restated Agreement.

1.20   “Net Sales” means the gross sales of Royalty Bearing Products by XTENT, XTENT’s Affiliates and Sublicensees to third parties in a commercial sale, specifically excluding transfers for purposes of clinical trials or evaluation and not for sale, in each case less the amount actually allowed to such third parties for (a) allowances on account of the rejection or return of products previously sold, (b) customary trade discounts and rebates to customers to the extent actually allowed and taken, (c) actual cost of transportation, insurance, shipping and handling charges, (d) sales, excise, turnover and similar taxes and any duties and other governmental charges imposed upon the importation, use or sale of Royalty Bearing Products, and (e) reasonable provision for uncollectible accounts in an amount not to exceed one percent (1%) of  the gross sales of each such calendar year, consistently applied and in accordance with GAAP.  If a Royalty Bearing Product is sold as part of a larger bundle or kit that incorporates or includes other products in addition to the Royalty Bearing Product, then Net Sales will be computed using an average net selling price of the Royalty Bearing Product sold separately or, if such average net selling price is unavailable, it will be computed using only that part of such sale as the Parties reasonably agree is reasonably allocated to the value of the Royalty Bearing Product as compared to the value of the larger bundle or kit sold without the Royalty Bearing Product.

1.21   “Person” means any individual, corporation, partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or governmental body, agency or authority.

1.22   “Royalty Bearing Product” means a Stent or Stent System sold by XTENT, an Affiliate of XTENT or a Sublicensee of XTENT, and

(a)  (i) incorporating BESA’s Drug/Polymer Composite Formulation, Biolimus A9 and/or BESA’s Polymer Coating (if permitted hereunder) and/or (ii)  for which XTENT submitted applications for market approval in any jurisdiction and which include BESA’s confidential pre-clinical or clinical data related to BESA’s Drug/Polymer Composite Formulation, BESA’s Polymer Coating and/or Biolimus A9, which data has been provided by BESA to XTENT or directly to a regulatory authority (collectively “Full Royalty-Bearing Product”), including that data which has been cross-referenced by XTENT.

(b)  incorporating BESA’s Polymer Coating (“Polymer-Only Royalty Bearing Product”) where XTENT is utilizing a different drug with BESA’s Polymer Coating in the event of a Supply Failure pursuant to Section 3.4 below; or

(c)  incorporating Biolimus A9 (“Drug-Only Royalty Bearing Product”) where XTENT is utilizing a different polymer with Biolimus A9 in the event of a Supply Failure pursuant to Section 3.4 below.

1.23   “Stent” means a device or graft that is implanted into a vessel to serve as scaffolding.

1.24   “Stent System” means a Stent mounted on a catheter.  Stent System shall not include any other devices that may be supplied with the Stent other than the delivery catheter.

1.25   “Sublicensee” means a permitted sublicensee or assignee of the applicable Party.

1.26   “Term Sheet” means the non-binding term sheet [****] executed by XTENT and Occam.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [****], HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

1.27   “XTENT’s Indemnified Persons” means XTENT and its directors, officers, shareholders, employees and representatives.

1.28   “XTENT’s Licensed Field of Use” means any applications, procedures, processes or other uses related to drug-eluting, commonly delivered Stents that are delivered as a series of short stents on a delivery catheter wherein the operator has the ability to select the number of short Stents as a portion of the total number of stents in the series to be deployed, solely for use in coronary and peripheral vascular applications.   In Japan, “XTENT’s Licensed Field of Use” is further limited to treating long lesions, multiple vessels or small vessels in coronary and peripheral applications.  For purposes of clarity, XTENT’s Licensed Field of Use does not include any application, procedure, process or use related to drug-eluting stents that are not delivered as part of a series of short Stents on a delivery catheter.

ARTICLE II

GRANT OF LICENSE

2.1     XTENT’s Licenses.

(a)   Subject to the terms of this Restated Agreement, BESA hereby grants to XTENT, and shall cause its Affiliates to grant to XTENT (if necessary to effectuate such grant) under the Licensed Assets, a non-exclusive, royalty-bearing, worldwide license to:

(i)   import, export, use, sell, and offer for sale XTENT’s Stents utilizing, incorporating or coated with BESA’s Drug/Polymer Composite Formulation, in each case only in XTENT’s Licensed Field of Use;

(ii)  coat XTENT’s Stents with (1) BESA’s Drug/Polymer Composite Formulation, or (2) subject to the conditions set forth herein and only in the event  of a Supply Failure, BESA’s Polymer Coating and another drug (subject to Section 2.3(b)) or with Biolimus A9 and another polymer;

(iii)  perform testing of the Coated Stents either itself or by utilizing the services of a third party of XTENT’s choosing, provided that (1) such testing is required for regulatory submissions, market approval or lot release of the Coated Stents, and (2) any third party performing such testing services has signed a non-disclosure agreement with XTENT containing terms no less protective than the terms contained in Section 10.1 hereof, the form of which has been approved by BESA in advance;

(iv)  subject to the conditions set forth in this Restated Agreement, purchase Biolimus A9 and/or BESA’s Polymer Coating separately for the sole purpose of mixing BESA’s Drug/Polymer Composite Formulation and coating XTENT’s Stents with such formulation for the import, export, use and sale of XTENT’s Stents in XTENT’s Licensed Field of Use.

(v)   subject to the conditions set forth in this Restated Agreement and only in the event of a Supply Failure, purchase Biolimus A9 and/or BESA’s Polymer Coating separately and import, export, use, sell, and offer for sale XTENT’s Stents utilizing, incorporating or coated with either (1) Biolimus A9 combined with another polymer or (2) BESA’s Polymer Coating combined with another drug (subject to Section 2.3(b)),  in each case, only in XTENT’s Licensed Field of Use.

For purposes of clarity, nothing contained in this Restated Agreement shall be construed as granting to XTENT any rights to use BESA’s Drug/Polymer Composite Formulation, Biolimus A9 and/or BESA’s Polymer Coating on any Stent other than an XTENT Stent (as defined herein) within XTENT’s Licensed Field of Use or to use Biolimus A9 on an XTENT Stent (or any other Stent) without a polymer coating.

                     (b)   XTENT shall not sublicense any of its rights acquired hereunder without the prior written consent of BESA, which consent may be withheld in BESA’s sole discretion.

           2.2     This section has intentionally been left blank.

           2.3     Diligence and Limited Exclusivity.

                     (a)   XTENT hereby agrees to use commercially reasonable efforts to commercialize the Coated Stents, to conduct such tests and trials and obtain such approvals, at its own cost, as may be necessary for the sale of the Coated Stents in the United States and other markets at XTENT’s option, and to maximize royalties therefrom.

                     (b)   Subject to Section 5.3,  Section 11.2, and Section 12.6, during the term of this Restated Agreement, XTENT shall not make, use, sell or offer to sell any drug eluting Stent using Rapamycin, or any Rapamycin derivative other than Biolimus A9.

ARTICLE III

COATING AND PURCHASES OF FORMULATION

               3.1    Coating of XTENT’s Stents.  The Parties acknowledge that commencing in or around August 2005, XTENT has been coating XTENT’s Stents on its own behalf and has not been utilizing BESA or its Affiliates to perform coating services. XTENT shall be solely responsible for the development of the process it uses for coating XTENT’s Stents.

                     (a)  Formulation Technology Transfer.  Within thirty (30) days of the Effective Date of this Restated Agreement, the Parties shall agree upon a plan for transferring from BESA to XTENT that information and Know-How necessary to allow XTENT to mix Biolimus A9 and BESA’s Polymer Coating, using the same processes and methods used by BESA for XTENT, to produce BESA’s Drug/Polymer Composite Formulation for coating on XTENT’s Stents.  The Parties shall make reasonable efforts to complete such transfer within ninety (90) days of the Effective Date of this Restated Agreement.

               3.2    Purchase Orders, Forecasts and Supply Terms for BESA’s Drug/Polymer Composite Formulation.

                     (a)   Purchase Orders and Forecasts.  Commencing no later than the beginning of the first calendar quarter after the Effective Date of this Restated Agreement and continuing at the beginning of each calendar quarter thereafter, XTENT shall provide a rolling forecast of the quantities of BESA’s Drug/Polymer Composite Formulation, Biolimus A9, or BESA’s Polymer Coating which XTENT intends to purchase during the following twelve (12) month period (the “Forecasts”), by month.  The first six (6) months of each Forecast shall be binding on XTENT and the balance shall be for planning purposes.  In addition, XTENT shall provide BESA with purchase orders for BESA’s Drug/Polymer Composite Formulation, Biolimus A9 or BESA’s Polymer Coating (the “Purchase Orders”) corresponding with at least the binding portion of each Forecast.  The Purchase Orders shall specify the amount, by volume or weight, as applicable, of BESA’s Drug/Polymer Composite Formulation, Biolimus A9 or BESA’s Polymer Coating which XTENT desires to purchase from BESA and XTENT’s desired date of delivery, which in any case shall not be less than thirty (30) days after the date on which the Purchase Order is delivered to BESA unless agreed to in writing by BESA in advance. The Purchase Orders shall also include delivery dates, lead times, shipping or delivery instructions and other standard and customary terms.   Each such Forecast and Purchase Order shall be subject to written acceptance by BESA, except that once the Forecast is accepted,  BESA shall accept all Purchase Orders corresponding to the volume or number of grams in the binding portion of the Forecast for such months.  To the extent any such Purchase Orders for any month exceed 100% of the Forecast issued ninety (90) days prior to such month, BESA shall use its commercially reasonable efforts to supply such excess quantities, but shall not be obligated to do so.  Each Purchase Order and any acknowledgment thereof shall be governed by the terms of this Restated Agreement and the other provisions agreed to in writing in advance, rather than any inconsistent terms which may be set forth in the Purchase Order or acknowledgment, except for those terms specifying quantity, delivery dates, shipping or delivery instructions and other general information not inconsistent with the established terms.  In the event of any shortage of capacity or material relating to BESA’s Drug/Polymer Composite Formulation, Biolimus A9 or BESA’s Polymer Coating, BESA shall allocate such resources to fill XTENT’s orders in the same proportion as XTENT’s orders relate to orders from all customers of BESA and BESA’s own requirements.  Such allocation does not limit or reduce each Party’s obligations and rights under Section 3.4, which apply regardless of such allocation.

                     (b)   Purchase Price for BESA Items.   XTENT’s purchase price for BESA’s Drug/Polymer Composite Formulation, Biolimus A9 and BESA’s Polymer Coating, shall be a sum equal to the Direct Costs (as defined below) of BESA and/or its Affiliates for such BESA Items plus [****]percent [****](%).  Direct Costs shall include only direct material and labor costs (“Direct Costs”) calculated on a quarterly basis.  Within sixty (60) days after the end of each calendar quarter, BESA shall determine whether, as a result of changes in BESA’s Direct Costs, there shall be an adjustment to the purchase price, and shall provide written notice to XTENT thereof, including the effective date of such change, describing the reasons for such change in its Direct Costs, which adjustment shall be effective for all future services after the effective date of such written notice.  BESA will document such Direct Costs on a quarterly basis to XTENT’s reasonable satisfaction.  BESA will use its best efforts to provide notice of any price increases to XTENT as soon as possible after becoming aware of any increases in its Direct Costs.

(c)   Payment Terms.   BESA shall tender invoices to XTENT for all BESA Items purchased under terms of this Article III, which invoices shall be due and payable no later than thirty (30) days after the later of the date of invoice or date of shipment, whichever is earlier.

(d)    Shipping. All BESA Items to be supplied hereunder shall be delivered to XTENT’s designated carrier Ex Works BESA’s plant (in accordance with latest edition of INCOTERMS), or at such other location determined by BESA, at which time risk of loss shall pass to XTENT. Unless otherwise instructed by XTENT, Biosensors shall insure each shipment with a reputable insurer for the full invoice price of such shipment and shall invoice XTENT for the cost thereof. Such insurance shall provide for coverage from the time the shipment is delivered at the carrier until delivery to XTENT. All freight, insurance, and other shipping expenses, as well as any special packing expense, shall be paid by XTENT.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [****], HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

(e)   Acceptance And Rejection Of BESA Items

                    (i)   Acceptance and Rejection. XTENT shall inspect all shipments of BESA Items promptly upon receipt thereof. In the event of any shortage, damage or discrepancy in or to a shipment of Products, XTENT shall, within fifteen (15) business days after delivery to XTENT (the “Rejection Period”), promptly report the same to BESA and furnish such written evidence or other documentation as BESA may deem appropriate. BESA shall not be liable for any such shortage, damage or discrepancy unless BESA has received notice and substantiating evidence thereof from XTENT within the Rejection Period unless it is determined that such shortage, damage or discrepancy occurred prior to the delivery of the shipment to the carrier. Any Product not properly rejected within the Rejection Period shall be deemed accepted. If any portion of a BESA Item is shipped by XTENT or at XTENT’s request to a third party or used by XTENT prior to expiration of the Rejection Period, in each case for purposes other than acceptance testing or qualification of such portion, then that portion shall be deemed accepted upon shipment or usage by XTENT. If the substantiating evidence delivered by XTENT shall demonstrate to BESA’s satisfaction that BESA is responsible for such shortage, damage or discrepancy, BESA shall promptly deliver additional or substitute BESA Items to XTENT in accordance with the delivery procedures set forth herein, but in no event shall BESA or its Affiliates be liable for any additional costs, expenses or damages incurred by XTENT, directly or indirectly, as a result of such shortage, damage or discrepancy in or to a shipment.  As soon as practicable after the execution of this Restated Agreement, the Parties shall agree upon the acceptance criteria and acceptance test protocols to be used for the BESA Items, which shall be set forth in a separate written document executed by both Parties.  The acceptance criteria and test protocols applicable to each purchase order shall be the same as those of the previous purchase order unless changes are mutually agreed-upon in writing in advance of such purchase order.  If acceptance testing by XTENT according to the agreed-upon protocol indicates that any shipment fails to meet the agreed-upon acceptance criteria, and XTENT delivers the results of such testing to BESA within the Rejection Period, it shall be presumed that such shipment has been properly rejected and the burden to prove otherwise shall shift to BESA.  Within fifteen (15) business days of receiving XTENT’s rejection, BESA shall communicate any disagreement with such rejection to XTENT in writing and its reasons therefor, or the shipment shall be deemed rejected.  XTENT may respond with additional information to BESA within a reasonable time thereafter, even if the Rejection Period has passed.  If after good faith efforts the Parties are unable to resolve any disagreement regarding the rejection of a shipment within sixty (60) days of rejection, the rejected product shall be submitted for analysis to an independent laboratory mutually agreed to by the parties. The costs of such analysis shall be borne by the Party against whom the discrepancy is resolved..  Fulfilment of any purchase orders issued by XTENT shall not be delayed due to a disagreement or testing in connection with any other shipment, unless independent third party testing indicates that XTENT’s  handling, storage, testing methods or acceptance criteria do not conform with the agreed-upon specifications, in which case shipments shall resume promptly upon XTENT’s written notification to BESA that it has revised its testing methods and/or acceptance criteria to conform to such specifications.

        (ii)   Method of Rejection.  To reject a BESA Item, XTENT shall, within the Rejection Period, notify BESA in writing or by fax of its rejection and request that BESA provide a Returned Goods Authorization number (“RGA”) to XTENT and XTENT shall otherwise comply with the procedures set forth by BESA at that time. Within ten (10) days after receipt of the RGA number, XTENT shall return to BESA, or such entity designated by BESA, the rejected Product, freight prepaid, in its original shipping carton with the RGA number displayed on the outside of the carton. Provided that BESA has provided an RGA to XTENT, BESA reserves the right to refuse to accept any rejected BESA Items that do not bear an RGA number on the outside of the carton. As promptly as possible, but no later than thirty (30) working days after receipt by BESA of properly rejected BESA Items, BESA shall, at its option, either replace the BESA Item(s) or credit XTENT therefor and shall credit XTENT for the shipping costs incurred by XTENT in returning the same to BESA. BESA shall pay the shipping charges back to XTENT for properly rejected BESA Items; otherwise XTENT shall be responsible for the shipping charges for any shipment of replacement BESA Items to XTENT.  If replacements of the rejected BESA Items are then not available, BESA shall use commercially reasonable efforts to obtain such BESA Items as quickly as possible and will keep XTENT informed of the plan for  fulfilling its responsibilities hereunder.

3.3    Other Services.  At the request of XTENT and subject to the further approval of BESA or its designee, which shall be subject to BESA’s sole discretion, BESA may make available to XTENT  other laboratory services which may be required by regulatory authorities to obtain regulatory approvals (collectively “Laboratory Services”).  Such Laboratory Services shall be charged to XTENT at BESA’s (or its designee’s) Direct Cost plus [****]. If XTENT requests Laboratory Services from BESA and BESA agrees to provide the services, BESA or its designee shall provide a price quotation based on BESA’s estimated direct cost costs plus [****] and proposed delivery schedule for the performance of such services. Alternatively, XTENT may use any third party it may choose to perform such Laboratory Services and BESA shall provide reasonable assistance to XTENT and any information under BESA’s control (excluding confidential information of a third party) that is related to the analysis of processes and studies for BESA’s Drug/Polymer Composite Formulation, Biolimus A9 or BESA’s Polymer Coating, but only to the extent such information is necessary for testing required for obtaining regulatory approval, for lot acceptance of the BESA Items, or for lot release of XTENT’s Stents, subject to the confidentiality terms included in this Restated Agreement.  Testing responsibilities and the provision of data from BESA to XTENT are further addressed in Article V.

3.4    XTENT’s Rights in the Event of a Supply Failure.

                        (a)   In the event BESA and/or its Affiliates fail to fill at least [****] percent ([****]%) of XTENT’s orders for BESA’s Drug/Polymer Composite Formulation, Biolimus A9 or BESA’s Polymer Coating that it is required to fulfill pursuant to Section 3.2 above over a period of [****], XTENT may provide written notice to BESA of such failure. Provided that XTENT is not in default hereunder, the parties shall meet promptly after XTENT provides such notice to negotiate in good faith and agree on a plan for BESA to begin fulfilling XTENT’s orders in a timely manner.  If BESA is unable to cure such default within [****]days after receipt of such notice, a “Supply Failure” shall be deemed to have occurred.  After the occurrence of a Supply Failure, XTENT may exercise the licenses under Sections 2.1(a)(ii) and 2.1(a)(v) to coat or otherwise incorporate with XTENT Stents either BESA’s Polymer Coating and another drug (subject to Section 2.3(b)), or Biolimus A9 and another polymer, for the remaining term of this Restated Agreement; provided however, that if BESA is able to cure the Supply Failure within [****] months after the occurrence of the Supply Failure, then XTENT shall resume purchasing the BESA Items from BESA.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [****], HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

                        (b)    In addition to the foregoing, in the event BESA fails to fill at least [****]percent ([****]%) of XTENT’s orders for BESA’s Drug/Polymer Composite Formulation, Biolimus A9 or BESA’s Polymer Coating that it is required to fulfill in any 90-day period, XTENT may provide written notice to BESA of such failure.  If BESA is unable to cure such default within [****]days after receipt of such notice (the “Cure Period”) and XTENT is not in material default under this Restated Agreement, then BESA will be required to pay XTENT the sum of [****]Dollars ($[****]) per month for each calendar month after the expiration of the Cure Period in which BESA fails to fill at least [****]percent ([****]%) of the sum of (i) the quantity(ies) specified in XTENT’s orders during such calendar month, and (ii) the aggregate quantity that has not been delivered pursuant to previous orders prior to such calendar month.

                        (c)    When determining whether there has been a Supply Failure, BESA shall not be required to increase the volume of BESA Items supplied in any given month in excess of [****]percent ([****]%) above the average volume over the immediately preceding two-month period.

                        (d)   In the event that BESA is prevented from fulfilling any XTENT purchase order as a result of an inspection, order or other action by a municipal, county, state or federal court or government agency, BESA shall promptly notify XTENT of such situation and provide XTENT with a copy or summary of such action and BESA’s plan  for resuming shipments, if such shipment is possible.  If in BESA’s reasonable estimation such shipments will not be resumed for at least ninety (90) days from the date of such action, if legally permitted, BESA shall make commercially reasonable efforts to make arrangements with its suppliers to ship BESA Items directly to XTENT as soon as possible after the date of such order or action and during the period in which BESA is prevented from selling BESA Items directly to XTENT.  If such direct shipment is not reasonably possible, BESA shall promptly provide an explanation to XTENT of the reasons therefor and its plan for resuming shipments.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [****], HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

ARTICLE IV

PAYMENTS

                4.1    Payments.   In consideration of the licenses granted by Occam under the Original Agreement, XTENT delivered to Occam the following:

                        (a)      A cash payment of [****]Dollars ($[****]) as an initial licensing fee; and

                        (b)      [****]([****]) shares of common stock of XTENT, pursuant to XTENT’s standard stock purchase agreement, all of which were fully paid and non-assessable.

                4.2    Royalties.

                        (a)    Royalty for Full Royalty Bearing Products. For the Full Royalty Bearing Product (which is not a Drug-Only or Polymer-Only Royalty Bearing Product as defined in Sections 1.22(b) and (c) above), XTENT will pay to BESA a royalty equal to [****]percent ([****]%) of the aggregate Net Sales of such Full Royalty Bearing Products by XTENT, its Affiliates and/or its permitted Sublicensees.  For purposes of clarity, BESA’s sole remuneration with respect to Royalty Bearing Products not transferred in a commercial sale including those used in clinical trials or for evaluation purposes shall be the amounts paid pursuant to Article III.

                        (b)    Royalty For Drug-Only Royalty Bearing Products and Polymer-Only Royalty Bearing Products.  For Drug-Only Royalty-Bearing Products or Polymer-Only Royalty Bearing Products (as defined in Sections 1.22(b) and (c) above) which may be sold in the event of a Supply Failure, XTENT will pay to BESA a royalty in an amount equal to [****]of the amount calculated under subsection 4.2 (a) above; provided, however, that if and when any  Stent utilizing BESA’s Drug/Polymer Composite Formulation or  either Biolimus A9 or BESA’s Polymer Coating has been approved for sale in the US, Europe or Japan, the full royalty to be paid under Subsection 4.2(a) shall be payable by XTENT for Drug-Only Royalty Bearing Products and Polymer-Only Royalty Bearing Products and the reduced royalty shall no longer be applicable.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [****], HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

                        (c)    Royalty Reductions. Notwithstanding the foregoing subsections 4.2(a) and (b), XTENT may reduce the royalties payable under subsection 4.2 (a) or (b) as follows:  In the event that it is determined by a court of competent jurisdiction or if XTENT determines and BESA reasonably agrees that XTENT must pay royalties for a license to a third party for use of Biolimus A9, BESA’s Polymer Coating, or BESA’s Drug/Polymer Composite Formulation in order to commercialize Coated Stents, XTENT may deduct from the royalties otherwise due to BESA the sums required to be paid to such third party(s), up to a maximum of [****]percent ([****]%) of  the royalties that otherwise would be due from XTENT, its Affiliates and/or its permitted Sublicensees in the area covered by such licenses.

                        (d)    Annual Minimum Royalty.  Commencing with the calendar year in which XTENT Stents first receive a CE-Mark, FDA or MHLW approval and for each calendar year thereafter so long as this Restated Agreement remains in force and effect, XTENT shall pay a minimum annual royalty to BESA in the sum of [****]dollars ($[****]) (the “Minimum Annual Royalty”); provided that in the first year after such approval, the Minimum Annual Royalty will be prorated for the number of months during which such approval is effective.  In the event that in any calendar year the royalties paid for such year are less than [****]dollars ($[****]), then BESA shall provide written notice to XTENT of the shortfall.  XTENT shall pay BESA the amount of the shortfall within forty (40) days after such notice; if XTENT does not pay the amount of the shortfall, then BESA may terminate this Restated Agreement and the licenses granted hereunder upon twenty (20) days’ additional written notice to XTENT.

                        (e)    Royalty Obligation.   The obligation to pay royalties hereunder will arise upon the sale by XTENT, its Affiliates or its Sublicensees, if any, to third parties.   Sublicense Royalties due will be deemed to accrue when Royalty Bearing Products are sold to such un-Affiliated third party, regardless of when payment has been received therefor.  The obligation to pay royalties to BESA will be imposed only once with respect to the same unit of Royalty Bearing Product.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [****], HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

                        (f)    Payment of Royalties.  All royalty amounts payable to BESA pursuant to this section will be paid quarterly within thirty (30) days following the completion of the applicable calendar quarter, will be made in United States Dollars and will be calculated in the currency of the sale and then converted into United States Dollars at the conversion rate existing in the United States (referencing the “U.S. dollar noon buying rates” or its equivalent) published in the Wall Street Journal on the last working day of each period during which royalties are calculated, net of applicable exchange related charges.  Each royalty payment will be accompanied by a statement from XTENT showing total Net Sales, the applicable Royalty Rate and the total royalty payment owing.

                        (g)    Audit.  No more than twice in any twelve (12) month period, BESA shall have the right to audit the records of XTENT pertaining to the sale of Royalty Bearing Products.  XTENT will provide BESA and its representatives with access to the records during reasonable business hours, to check, at BESA’s expense, the royalties due under this Restated Agreement. BESA will give XTENT written notice of its election to audit the records related to the royalties due not less than ten (10) business days prior to the proposed date of review of XTENT’s records by BESA’s representatives.  XTENT will maintain sufficient records to permit the audit for five (5) years after the completion of each respective reporting period.  XTENT will prepare its records and reports according to GAAP.  Upon completion of any audit, the auditors will report to BESA the amount of the discrepancy in payment, if any, and BESA will promptly provide a copy of the results to XTENT.  If an audit reveals an underpayment or overpayment by XTENT, XTENT will pay, or BESA will refund or credit XTENT, as applicable, the amount due.  XTENT may, within sixty (60) days after receipt of the first audit, in good faith challenge the results of the audit by providing written records consistent with its challenge, or by having a separate audit conducted by an independent third party, at XTENT’s own cost.  If an audit reveals an underpayment of more than five percent (5%), XTENT will pay all of BESA’s costs associated with the audit and interest on the underpayment computed from the date of such underpayment at an annual rate equal to the U.S. prime rate as published in The Wall Street Journal as of the date of such underpayment plus two percent (2%), or the maximum rate allowed by applicable law, if less.

                4.3    Payment Procedures; Taxes and Withholdings.  Each amount required to be paid under this Restated Agreement to BESA will be paid via wire transfer to an account designated in writing by BESA.   XTENT shall pay, and shall indemnify and hold BESA harmless from, all taxes, duties and levies directly imposed by all foreign, federal, state, local or other taxing authorities (including, without limitation, export, sales, use, excise, and value-added taxes) based on transactions or payments under this Restated Agreement, other than taxes imposed on BESA’s net income.   All amounts payable hereunder by XTENT shall be paid without deduction or withholding for or on account of BESA; provided, however, that if XTENT is required by law to deduct or withhold any taxes, levies, or charges in respect of any amounts payable to BESA hereunder, XTENT shall pay the relevant taxation authority the minimum amounts necessary to comply with applicable law in a timely manner prior to the date on which interest or penalties will attach thereto and shall pay to BESA such additional amounts as may be necessary so that the net payments made to BESA after any such deduction or withholding will be equal to the amount that BESA would have received had no such deduction or withholding been required.  As a condition of XTENT paying the foregoing amounts without deduction for taxes, however, BESA shall provide to XTENT all necessary forms, statements, certifications or other documents as are required to qualify for a reduction in or exemption from withholding, including but not limited to filing a form W8BEN prior to the date the first royalty payment is due.  BESA and XTENT shall reasonably cooperate in obtaining such reduction or exemption from withholding.

ARTICLE V

TESTING and CLINICAL TRIALS

                5.1    Testing.  XTENT shall be responsible, at its own expense, for conducting all necessary testing, performing proper clinical studies and trials and preparing and filing all required submissions to the appropriate regulatory agencies in connection with the Coated Stents.  XTENT shall be responsible for performing such tests and the processing, manufacturing, packaging and provision of XTENT’s Stents and XTENT Stent Systems in accordance with all applicable laws and regulatory standards (including current good manufacturing practices or the equivalent).

                        (a)    XTENT’s Access to Third Parties.  BESA agrees that XTENT may, without any additional payment to BESA, use any third party testing facility (including third parties previously utilized by BESA or its Affiliates prior to the execution of this Restated Agreement) and any testing methods or processes that XTENT may elect for such testing, studies and trials, regardless of BESA’s ownership of such methods or processes; provided, however, that (i) XTENT shall have no right to use any methods or processes developed by BESA or its Affiliates after the Effective Date of this Restated Agreement; (ii) it is not the intent of the Parties to expand the scope of the license granted under this Restated Agreement; (iii) nothing contained herein shall be construed as a transfer or assignment of any of the intellectual property rights of BESA, its Affiliates or licensors in any methods or processes owned or held by them; and (iv) any third party performing such testing services shall be required to execute a non-disclosure agreement with XTENT containing terms no less protective than the terms contained in Section 10.1 hereof, the form of which has been approved by BESA in advance.  XTENT shall provide a copy of such agreement to BESA promptly after the execution thereof.  Upon XTENT’s request after reasonable advance notice to BESA and receipt of a copy of the executed non-disclosure agreement referenced in subsection (iv) above, BESA shall provide to XTENT or its designated third party such information with respect to the BESA Items as reasonably requested by XTENT to enable it to conduct such testing.  BESA will also provide necessary authorizations, information and material including BESA’s Drug/Polymer Composite Formulation, Biolimus A9 and BESA’s Polymer Coating to such third party to enable testing required for regulatory approvals, future analytical method development, or lot release testing. In the event any testing required by a regulatory agency for approval of XTENT’s Stents requires the use of samples of BESA’s Stents or Stent Systems, BESA will reasonably cooperate with XTENT to accomplish the required testing, or BESA may elect to perform such testing itself or through a third party, in either case according to the protocols and schedule reasonably requested by XTENT and agreed to by BESA. XTENT shall control the testing of its own Stents and the protocols shall be mutually agreed upon by the Parties.  BESA shall have the right to charge XTENT for all of such information, materials and labor associated with such testing performed by BESA or its Affiliates based on the Direct Costs of BESA and its Affiliates plus [****]percent ([****]%). Neither BESA nor its Affiliates shall be responsible for any test methods or processes utilized by XTENT in performing the testing hereunder, whether developed by BESA, its Affiliates or others.

                        (b)    BESA’s Access to XTENT’s Information.  In the event any testing required by a regulatory agency for approval of BESA’s Stents requires the use of samples of XTENT’s Stents or Stent Systems, XTENT will reasonably cooperate with BESA to accomplish the required testing, or XTENT may elect to perform such testing itself or through a third party, in either case according to the protocols and schedule reasonably requested by BESA and agreed to by XTENT. BESA shall control the testing of its own Stents and the protocols shall be mutually agreed upon by the Parties.  XTENT shall have the right to charge BESA for all of such information, materials and labor associated with such testing performed by XTENT based on the Direct Costs of XTENT plus [****].

                5.2    BESA’s Responsibility.  At BESA’s own expense, it shall perform stability testing on Biolimus A9, BESA’s Polymer Coating, and BESA’s Drug/Polymer Composite Formulation as used within the BESA Items.  In addition, BESA shall undertake any other necessary testing which is required to develop a drug master file (“DMF”), a master application file (“MAF”) or equivalent technical dossier sufficient to support an Investigational New Drug Application, Investigational Device Exemption, Premarket Application, or equivalent regulatory filing in the United States, Japan and Europe and to address any deficiencies or questions in such filings identified by the relevant agencies as required for regulatory approval to market XTENT Stents (collectively BESA’s Testing Obligations”). Any such assistance, if rendered by BESA or its Affiliates, shall be charged to XTENT at the Direct Costs of BESA and its   Affiliates plus [****] ([****]%). In addition, such assistance shall require advance discussions and written agreement between BESA and XTENT on the protocols and testing timeframes needed by XTENT.

                        (a)   BESA shall keep XTENT generally informed of the progress of any regulatory actions related to the BESA Items and shall provide updates at least once per calendar quarter, and more often if necessary.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [****], HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

                        (b)   If any such testing required to be done by BESA is done by a third party on BESA’s behalf or under license from BESA or one of its Affiliates, then with respect to any testing or clinical data developed or gathered in such testing and relevant to obtaining approvals of XTENT’s Stent or the XTENT Stent System, BESA shall utilize reasonable efforts to obtain access to the data which may be necessary for XTENT pursuant to Section 5.8.  To the extent such information is subject to confidentiality obligations to a third party and to the extent BESA obtains permission from such third party to give access to such information, BESA shall provide the data only to the applicable regulatory bodies without disclosure to XTENT of such third party confidential data.

                        (c)   If BESA considers the results of BESA’s Testing Obligations confidential, BESA shall have the right to provide the data directly to the applicable regulatory authority without disclosure to XTENT.

                        (d)   Neither BESA nor any of its Affiliates shall have any obligation to provide to XTENT the results of any future work performed by any third party testing facility after the Effective Date of this Restated Agreement, except to the extent such results are part of BESA’s Testing Obligations (the results of which may be submitted directly to regulatory agencies).

                5.3    If a Stent using BESA’s Drug/Polymer Composite Formulation, Biolimus A9 or BESA’s Polymer Coating has not been approved by the MHLW, the FDA or a notified body for CE Mark approval by February 1, 2008 , or if at any time BESA abandons development, testing or commercialization of Biolimus A9 or the Drug/Polymer Composite Formulation, then, at XTENT’s option, (i) XTENT may terminate this Restated Agreement with thirty (30) days written notice to BESA; (ii) at XTENT’s option, notwithstanding Section 2.3(b), XTENT shall have the right to use Rapamycin or other analogs thereof on XTENT’s Stents for purposes of in vitro or in vivo preclinical studies; provided, however, that if an approval of a Stent utilizing BESA’s Drug/Polymer Composite Formulation, Biolimus A9 and/or BESA’s Polymer Coating is granted by the MHLW, FDA, or a notified body for CE Mark within twelve (12) months from the Effective Date of this Restated Agreement, the foregoing right shall terminate and Section 2.3(b) shall remain in force; or (iii) if no such approval is obtained within twelve (12) months from the Effective Date of this Restated Agreement, then this Restated Agreement will continue pursuant to the licenses under Sections 2.1(a) and (b), but Section 2.3(b) shall terminate.

                5.4    Payment for Testing, Trials and Submissions.  XTENT shall be solely responsible for all costs and expenses in connection with the conduct of all necessary studies, testing and trials in connection with the Coated Stents and the preparation and filing of submissions to the necessary regulatory bodies. XTENT will have the sole right to apply for regulatory approvals for XTENT’s Stents and XTENT Stent Systems in all jurisdictions.

                5.5    Regulatory Agencies and Interactions.  The parties understand and agree that XTENT, itself or through its agents, shall have the sole right to correspond with and submit regulatory applications and other filings to the FDA, MHLW or other regulatory agencies to obtain approvals to import, export, sell or otherwise commercialize the Coated Stents alone or with other products or services (collectively, “Approvals”) as XTENT deems useful or necessary.  Accordingly, except as otherwise required by law, BESA shall not correspond directly with the FDA, MHLW or any other regulatory agency relating to the process of obtaining Approvals or any obtained Approval for the Coated Stents, without XTENT’s prior permission, except to the extent it is submitting the DMF or MAF to the applicable regulatory authority.

                5.6    If BESA desires to make any significant change in its materials, suppliers, manufacturing methods, locations or equipment, specifications, acceptance tests or criteria, quality systems or other related areas affecting BESA Items, BESA shall provide XTENT with information regarding such significant change in advance thereof and an opportunity for XTENT to discuss the proposed changes with BESA. BESA shall only make significant change(s) after (i) regulatory approval for such change(s) has been obtained as it relates to XTENT’s Stents or (ii) BESA confirms after consultation with XTENT that approval of the change(s) is not required.  For the purposes of this section, “significant change” means any change of which Xtent needs to be informed due to applicable legal or governmental requirements, any change clearly noticeable on the packaging of BESA Items, or any change that would have a potential effect on XTENT’s operating procedures or regulatory filings.

                5.7    Reporting.  Pursuant to the FDA’s, the MHLW’s, or any other applicable regulatory agency’s regulations and policies, XTENT may be required to report to such regulatory agency information that reasonably suggests that the Coated Stents may have caused or contributed to the death or serious injury, and BESA may be required to report to such regulatory agency information that reasonably suggests that the BESA Items may have caused or contributed to the death or serious injury.  Accordingly, a Party reporting such information to such a regulatory agency shall inform the other Party of any such information promptly after becoming aware of it so that the other Party can comply with its own reporting requirements.

                5.8    Information.

                        (a)   BESA shall promptly provide to XTENT or directly to the regulatory agency for cross-reference by XTENT, all written and other information in BESA’s control (excluding confidential information of third parties) that is necessary for XTENT to apply for, obtain and thereafter maintain Approvals (as defined in Section 5.5) for the Coated Stents in Europe, Japan and the United States, including, without limitation, information relating to the facilities at which the BESA Items are manufactured, processed or packaged, and information about process, methodology or components used in the manufacture, processing, or packaging of BESA Items. If at BESA’s election, the information is provided directly from BESA or its Affiliates to the respective regulatory agencies, then such information shall be provided in the format required or requested by each agency, which may include one or multiple of the following formats:

                      (i)   A DMF (Biolimus A9 information/pre-clinical and clinical pharm-tox testing).  The DMF will be referred to an eDMF in CTD format.  The open part of the eDMF will be provided directly to XTENT for use in Regulatory applications.

                      (ii)   An IND (Biolimus A9 information/pre-clinical and clinical pharm-tox testing).   This DMF will be referred to as an eDMF in CTD format.

                      (iii)   A DMF or MAF (Biolimus A9 and PLA formulation specific to XTENT).

                        (b)   For items (i) through (iii) above, BESA will also provide directly to XTENT a “Right to Reference” letter for inclusion in the XTENT regulatory applications.

                        (c)   The timeline for submittal by BESA or its Affiliates of required files in connection with XTENT’s regulatory applications must be agreed upon no less than sixty (60) days in advance of XTENT’s desired submission date.  If deficiencies in the filings are identified by the relevant regulatory agency, BESA or its Affiliates will (i) provide an action plan to XTENT within thirty (30) days of receiving written notice of the deficiency outlining how and when it will respond; and (ii) respond to the regulatory agency as soon as reasonably practicable, but in any event prior to any applicable deadline set by the relevant agency or prescribed by rule or statute unless BESA notifies XTENT that it cannot reasonably comply with such deadline.

                        (d)   Without limiting the provisions of this Section 5.8, BESA and XTENT agree to meet at least once per quarter at which time BESA shall inform XTENT when any information provided hereunder is no longer current or no longer reflective of current practices related to processing, manufacturing, packaging and performing the BESA Items, and shall provide updated information to XTENT.

                        (e)   For avoidance of doubt, to the extent such the information provided to XTENT under this Section 5.8 is Confidential Information of BESA, its Affiliates or any third parties, then the same shall be subject to the provisions of ARTICLE X below.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BESA

                BESA represents and warrants to XTENT as follows:

                6.1    Organization of BESA.  BESA is a corporation duly organized, validly existing and in good standing under the laws of Switzerland. BESA has full power and authority to own, lease and operate its properties and to conduct its business in the manner and in the places where such properties are owned or leased or its business is conducted.

                6.2    Authorization of Transaction.  BESA has full corporate power and authority to execute, deliver and perform this Restated Agreement and to carry out the transactions contemplated herein.  All necessary actions, corporate or otherwise, have been taken by BESA to authorize and approve the execution, delivery and performance of this Restated Agreement and the transactions contemplated herein, and this Restated Agreement is the legal, valid and binding obligation of BESA, enforceable against BESA in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws from time to time in effect affecting creditors’ rights generally or by principles governing the availability of equitable remedies (collectively, “Enforcement Limitations”).

                6.3    No Conflict With Obligations and Laws.  Neither the execution, delivery and performance of this Restated Agreement, nor the performance of the transactions contemplated by this Restated Agreement, will: (a) constitute a breach or violation of any provision of BESA’s charter documents or by-laws; (b) to the knowledge of BESA, require any authorization, approval, consent or waiver of any governmental authority or third party; (c) constitute (with or without the passage of time or giving of notice) a default under or breach of any contract, agreement, instrument, commitment or obligation to which BESA is a party or by which BESA is bound or give any Person the right to declare a breach, accelerate, terminate, modify or cancel any right or obligation thereunder, which in any such case would reasonably be expected to have a Material Adverse Effect; or (d) to the knowledge of BESA, result in a violation of any law, rule, regulation, administrative order or judicial order, decree or judgment, which in any such case would reasonably be expected to have a Material Adverse Effect.

                6.4    Licensed Patents.  Exhibit 1.17 sets forth a complete and correct list of all issued patents, patent applications and invention disclosures currently owned by BESA or licensed by BESA from one or more of its Affiliates related to Biolimus A9, BESA’s Polymer Coating, and BESA’s Drug/Polymer Composite Formulation. [****]

                6.5   Finder’s Fees.  BESA has not incurred nor become liable for any broker’s commission or finder’s fees relating to or in connection with the transactions contemplated by this Restated Agreement.

                6.6   Litigation.  BESA has received no notice of any, and BESA has no knowledge of any, pending or threatened claim, action, suit, arbitration or other proceeding pending or, to the knowledge of BESA, threatened against BESA that will or would prevent or hinder the consummation of the transactions contemplated by this Restated Agreement and to BESA’s knowledge there is no outstanding court order, court decree or court stipulation applicable to BESA that relates to this Restated Agreement or

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [****], HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

affects the transactions contemplated by this Restated Agreement  [****]

                6.7    Product Warranties.  BESA warrants and represents that:

(a)      Specifications.  All BESA Items provided hereunder shall be in conformance with the specifications therefor and shall conform with the information shown on the certificate of analysis provided for the particular shipment;

(b)      cGMP.  All BESA Items provided hereunder will meet all applicable regulatory requirements (including applicable cGMP regulations) imposed by applicable regulatory agencies with respect to any Approval;

(c)      Compliance with FFDCA.  None of the BESA Items provided hereunder shall be adulterated or misbranded within the meaning of the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. §301 et seq., as amended and in effect of the time of shipment;

(d)      No Encumbrance.  Title to all BESA Items provided hereunder shall pass as provided herein free and clear of any security interest, lien, or other encumbrance.

                6.8    Warranty Disclaimers.  BESA warrants that the BESA Items provided hereunder shall be in conformance with the specifications.  EXCEPT AS EXPRESSLY PROVIDED IN THIS ARTICLE VI, BESA MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO THE LICENSE GRANTED HEREUNDER OR THE PRODUCTS OR SERVICES PROVIDED BY BESA.  EXCEPT AS EXPRESSLY PROVIDED IN THIS ARTICLE VI, BESA HEREBY EXPRESSLY DISCLAIMS ANY IMPLIED OR EXPRESS WARRANTIES, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT, WITH RESPECT TO ANY RIGHTS LICENSED HEREUNDER OR THE PRODUCTS OR SERVICES PROVIDED BY BESA. UNDER NO CIRCUMSTANCES WILL BESA BE LIABLE TO XTENT OR ANY OF XTENT’S INDEMNIFIED PERSONS FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES, INCLUDING, WITHOUT LIMITATION, LOSS OF REVENUE OR ANTICIPATED PROFITS OR LOST BUSINESS ARISING FROM ANY USE BY XTENT OR XTENT’S INDEMNIFIED PERSONS OF THE LICENSED ASSETS EVEN IF A REPRESENTATIVE OF BESA HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OCCURRING.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [****], HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF XTENT

XTENT hereby represents and warrants to BESA as follows:

                    7.1    Organization of XTENT.  XTENT is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full power and authority to own, lease and operate its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted.

                    7.2    Authorization of Transaction.  XTENT has full corporate power and authority to execute, deliver and perform this Restated Agreement and to carry out the transactions contemplated herein.  All necessary actions, corporate or otherwise, have been taken by XTENT to authorize and approve the execution, delivery and performance of this Restated Agreement and the transactions contemplated herein, and this Restated Agreement is the legal, valid and binding obligation of XTENT enforceable in accordance with its terms, except to the extent enforceability may be limited by Enforcement Limitations.

                    7.3    No Conflict of Transaction with Obligations and Laws.  Neither the execution, delivery and performance of this Restated Agreement, nor the performance of the transactions contemplated by this Restated Agreement, will: (a) constitute a breach or violation of XTENT’s Articles of Incorporation or by-laws; (b) require any authorization, approval, consent or waiver of any governmental authority or third party; (c) constitute (with or without the passage of time or the giving of notice) a default under or breach of any contract, agreement, instrument, commitment or obligation to which XTENT is a party or by which XTENT is bound, which in any such case would reasonably be expected to have a Material Adverse Effect; or (d) result in a violation of any law, rule, regulation, administrative order, judicial order, decree or judgment applicable to XTENT, which in any such case would reasonably be expected to have a Material Adverse Effect.

                    7.4   Finder’s Fee.  XTENT has not incurred nor become liable for any broker’s commission or finder’s fees relating to or in connection with the transactions contemplated by this Restated Agreement.

                    7.5    Litigation.  XTENT has received no notice of any, and XTENT has no knowledge of any, pending or threatened claim, action, suit, arbitration or other proceeding pending or, to the knowledge of XTENT, threatened against XTENT that will or would prevent or hinder the consummation of the transactions contemplated by this Restated Agreement and there is no outstanding court order, court decree or court stipulation applicable to XTENT that relates to this Restated Agreement or affects the transactions contemplated by this Restated Agreement.

                    7.6     Rights Limited to Field of Use.   XTENT will not practice any of the rights in, to or under the Licensed Assets outside of XTENT’s Licensed Field of Use.

                    7.7    Option to Participate in Future Financings.  BESA’s rights to participate in any financing or offering of XTENT’s equity or debt securities shall be governed by the First Amendment to the Original Agreement which shall remain in full force and effect.

                    7.8     Issuance of XTENT Common Stock.   The issuance of XTENT shares to BESA pursuant to Section 4.1(b) of the Original Agreement has been duly approved by XTENT’s Board of Directors.  All of the shares originally issued to Occam were fully paid, non-assessable and freely transferable without restriction, except as set forth in the stock purchase agreement under which Occam obtained such shares.  All of the agreements referenced in Exhibit A hereto shall remain in full force and effect and shall not be modified by the terms of this Restated Agreement.

ARTICLE VIII

RIGHTS AND OBLIGATIONS SUBSEQUENT TO EXECUTION OF

THIS RESTATED AGREEMENT

                8.1     Survival of Warranties.  All representations, warranties, agreements, covenants and obligations contained in or contemplated by this Restated Agreement will be deemed to have been relied upon by the other Party and will survive the execution of this Restated Agreement, regardless of any investigation and will not merge in the performance of any obligation by the Parties hereto.

                8.2    This section has been intentionally left blank.

                8.3    Licensed Patents; Prosecution and Defense.

(a)      BESA will have the sole right, but not the obligation, to prepare, prosecute and maintain the Licensed Patents.  The cost of such preparation, prosecution and maintenance of such Licensed Patents will be paid by BESA.

(b)      Each Party will promptly notify the other Party in writing of any infringement, possible infringement, misappropriation or possible misappropriation, of any of the Licensed Assets of which it becomes aware.  BESA will have the sole right, but not the obligation, to enforce the Licensed Assets at its own expense against third parties for infringement or misappropriation of the Licensed Assets; XTENT may join such enforcement action at its discretion and at its expense. Any recovery obtained as a result of such enforcement of the Licensed Assets within XTENT’s Licensed Field of Use, by settlement or otherwise, will be retained or paid over to BESA.  If BESA elects not to enforce the Licensed Assets against any infringement or misappropriation, then BESA will notify XTENT of such election within ninety (90) days after becoming aware of such infringement or misappropriation, and XTENT will then have the right, but not the obligation, to enforce the Licensed Assets at its own expense.  Any recovery obtained as a result of such enforcement conducted by XTENT will be retained or paid over to XTENT; provided that for any portion of such recovery that was for future sales, XTENT shall pay to BESA a royalty as if those future sales were Net Sales under this Restated Agreement.

                8.4    Insurance.  At such time as XTENT commences human clinical trials of Coated Stents, XTENT will obtain and maintain in force at all times during the term of this Restated Agreement, and for a period of three years thereafter, comprehensive general liability insurance, including product liability insurance, in an amount not less than [****] in the aggregate with a reasonable deductible per occurrence, not to exceed[****].  The limits of such policy shall be increased to not less than [****] upon commercialization of XTENT’s Stents.  BESA or its successor to the rights and obligations under this Restated Agreement, if any, will be designated as additional insureds under such policy.  A copy of such insurance policy (ies) shall be provided to BESA prior to the commencement of human clinical trials of Coated Stents and shall be maintained for the entire term of this Restated Agreement (including any renewals thereof) and for a period of [****] years after the termination or expiration hereof.  The policy shall provide for thirty (30) day written notice to BESA (or its designee) by the insurer in the event of any modifications, cancellation or termination thereof.

                8.5    Use of Word “Biolimus.”  So long as this Restated Agreement remains in full force and effect and XTENT is performing its obligations hereunder, XTENT shall have the limited right to use the name “Biolimus A9” in connection with the marketing and promotion of the Coated Stents, as well as references to any applicable clinical studies or other technical information made available by BESA for XTENT’s marketing purposes.  Except for the limited license set forth herein, XTENT shall not use the name Biolimus A9, nor any other name or trademark of BESA and its Affiliates for any other purpose without the prior written consent of BESA and then, only as necessary in connection with XTENT’s performance hereunder.  Upon expiration or termination of this Restated Agreement, XTENT shall cease using any name or mark belonging to BESA or its Affiliates; provided, however, XTENT may continue to use the mark in connection with the sale of remaining inventory of Coated Stents. The license granted hereby conveys no right to register any name or mark of BESA or any of its Affiliates.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [****], HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

                8.6    Other BESA Programs.  XTENT acknowledges that BESA and its Affiliates are engaged in the development and commercialization of drug-eluting stents using active pharmaceutical compounds, including Biolimus A9 and other compounds, and that BESA and such Affiliates may engage in research, development and commercialization programs that may compete with XTENT’s own programs.  Nothing in this Restated Agreement shall be construed to prevent BESA and its Affiliates from engaging in such research and development programs and neither BESA nor its Affiliates shall have any obligation to XTENT in connection therewith, provided that BESA is complying with its obligations under this Restated Agreement and any other agreement between BESA (or any of its Affiliates) and XTENT (and any of its Affiliates) regarding confidential information or proprietary rights.

                8.7    Improvements.

                        (a)   The Parties agree that, as between the Parties, any Invention conceived or developed prior to the Effective Date of this Restated Agreement and related specifically to processes for coating Stents with BESA’s Drug/Polymer Composite Formulation, BESA’s Polymer Coating or Biolimus A9, whether conceived or developed jointly by the Parties or solely by either Party (“BESA’s Process Improvements”), and the intellectual property rights therein and thereto, shall be the sole property of BESA.  To the extent XTENT becomes the owner of such Process Improvements, XTENT agrees to assign and hereby assigns to BESA all of its right, title and interest in and to such Process Improvements and the intellectual property rights therein and thereto; provided, however, that nothing in this Section 8.7(a) shall require XTENT to assign, license, or otherwise transfer rights in any Invention conceived or developed by XTENT prior to the Original Effective Date.  As to any BESA Process Improvements invented solely or jointly by XTENT after the Original Effective Date, BESA agrees to grant XTENT, and hereby grants XTENT, for consideration herein acknowledged, a non-exclusive, paid up, perpetual and irrevocable right and license, under all of the intellectual property rights in BESA’s Process Improvements developed prior to the Effective Date of this Restated Agreement, to make, use, sell and offer to sell XTENT’s Stents, within XTENT’s Licensed Field of Use, and to practice such method or process subject to all the terms and conditions hereof.  The foregoing license shall survive the expiration or termination of this Restated Agreement  It is understood that nothing in this Section creates any additional license or right with respect to BESA Items beyond that set forth in Article II hereof.

                        (b)   The Parties agree that, as between the Parties, any Invention conceived or developed by XTENT solely or jointly with a party other than BESA or its Affiliates subsequent to the Effective Date of this Restated Agreement and related specifically to processes for coating XTENT’s Stents with BESA’s Drug/Polymer Composite Formulation, BESA’s Polymer Coating or Biolimus A9,  (“XTENT’s Process Improvements”), and the intellectual property rights therein and thereto, shall be the sole property of XTENT, unless such Process Improvements were conceived or developed jointly with BESA or its Affiliates or are based on or derived from the Confidential Information of BESA or its Affiliates, in which case they shall remain the property of

BESA.  To the extent BESA becomes the owner of such XTENT Process Improvements, BESA agrees to assign and hereby assigns to XTENT all of its right, title and interest in and to such XTENT Process Improvements and the intellectual property rights therein and thereto.  As to Process Improvements invented solely or jointly by BESA or which are based on or derived from the Confidential Information of BESA, such Process Improvements shall be the sole property of BESA and/or its Affiliates.  To the extent XTENT’s Process Improvments relate to any BESA Item, XTENT shall grant to BESA, and hereby grants BESA, for consideration herein acknowledged, a non-exclusive, paid up, perpetual and irrevocable right and license, under all of the intellectual property rights in such XTENT Process Improvements, to make, use, sell and offer to sell any product, and to practice any method or process.  The foregoing license shall survive the expiration or termination of this Restated Agreement.  It is understood that nothing in this Section creates any additional license or right with respect to BESA Items beyond that set forth in Article II hereof.

                        (c)  The Parties agree that all Inventions that are improvements of the BESA Items (including Biolimus A9, BESA’s Drug/Polymer Composite Formulation, which Inventions are determined to be such because they are derived from the Confidential Information of BESA (“BESA-Related Improvements”), and the intellectual property rights therein and thereto, shall be the sole property of BESA (or such Affiliate of BESA, as applicable).  To the extent XTENT becomes the owner of any BESA-Related Improvements, XTENT agrees to assign and hereby assigns to BESA all of its right, title and interest in and to such BESA-Related Improvements and the intellectual property rights therein and thereto.

                        (d)  The Parties agree that all Inventions that are improvements of the XTENT Stent or XTENT Stent System, which Inventions are determined to be such because they are derived from the Confidential Information of XTENT (“XTENT-Related Improvements”) and the intellectual property rights therein and thereto, shall be the sole property of XTENT (or such Affiliate of XTENT, as applicable).  To the extent BESA becomes the owner of any XTENT-Related Improvements, BESA agrees to assign and hereby assigns to XTENT all of its right, title and interest in and to such XTENT-Related Improvements and the intellectual property rights therein and thereto.

                        (e)   For any BESA-Related Improvements developed or conceived solely or jointly by XTENT during the term of this Restated Agreement that have application to the XTENT Stent or XTENT Stent System, BESA agrees to grant and does hereby grant XTENT, for consideration herein acknowledged, a non-exclusive paid up, perpetual and irrevocable  license, under all of BESA’s right, title, and interest in and to such BESA-Related Improvements, to make, use, sell and offer to sell XTENT Stents in XTENT’s Licensed Field of Use, and to practice such method or process. The foregoing license shall survive the expiration or termination of this Restated Agreement.  It is understood that nothing in this Section creates any additional license or right with respect to the BESA Items beyond that set forth in Article II hereof.

                        (f)  For any XTENT-Related Improvements developed or conceived solely or jointly by BESA during the term of this Restated Agreement and related to the BESA

Items (i.e., BESA’s Drug/Polymer Composite Formulation, BESA’s Polymer Coating or Biolimus A9), XTENT agrees to grant and does hereby grant BESA, for consideration herein acknowledged, a non-exclusive, paid-up, perpetual and irrevocable right and license, under all of XTENT’s right, title, and interest in and to such XTENT-Related Improvements, to make, use, sell and offer to sell any product, and to practice any method or process.  The foregoing license shall survive expiration or termination of this Restated Agreement.

                8.8    XTENT Inspections.  While it is understood that nothing herein provides XTENT the right to see, review, or inspect production processes regarded as proprietary by BESA other than as expressly provided elsewhere (including but not limited to Section 8.9), BESA shall permit XTENT to review periodically BESA’s non-proprietary production and quality control procedures and records and to visit BESA’s, or its permitted designee’s, facilities at reasonable times with a representative of BESA present in order to assure satisfaction of the requirements of this Restated Agreement.  Notwithstanding the foregoing, if an audit by a regulatory authority is required or advisable in connection with obtaining approval by such authority, then BESA shall cooperate with such inspection, including as set forth in Section 8.9.

                8.9    Regulatory Inspections.  BESA shall permit the FDA, MHLW or other regulatory agencies to conduct inspections of its facilities as such regulatory agencies may request, and shall cooperate with the FDA, MHLW or such other regulatory agencies with respect to such inspections and any related matters, in each case as related to any BESA Items.  BESA shall provide XTENT with prior notice (when possible) of any such inspections, and shall keep XTENT informed about the results and conclusions of each such regulatory inspection, including actions taken by BESA to remedy conditions cited in such inspections. BESA shall provide XTENT with copies of any written inspection reports issued by such agencies and all correspondence between BESA and the relevant agency associated with such inspection, including, but not limited to, FDA Form 483, Notice of Observation, and all correspondence relating thereto, in each case relating to  the Coated Stents.  XTENT and its regulatory consultants under reasonable confidentiality requirements, shall have access to all quality assurance and cGMP audits of BESA Items for the purpose of assessment of regulatory compliance.

                8.10    Complaints.   If either Party receives material complaints, claims, or similar communications from third parties (including, without limitation, distributors, customers, hospitals, physicians and users, collectively “Customers”) regarding any of the BESA Items licensed hereunder which affect XTENT’s Stents, such Party shall promptly notify the other Party of the contents thereof.   If XTENT is unable to determine the cause underlying a Customer complaint regarding the XTENT Stent Systems, XTENT may request that BESA assist XTENT in investigating the problem and BESA shall promptly take all reasonable steps to investigate it and shall notify XTENT of the results thereof as soon as practicable.

                        (a)    If the problem is in reference to XTENT Stents or XTENT Stent Systems, XTENT shall be responsible for first conducting all necessary investigations and shall promptly report the results thereof to BESA.  If XTENT believes that the problem is attributable to BESA Items, BESA will further investigate the problem and if both parties determine that the problem is due to a defect attributable to BESA, BESA shall take whatever steps are reasonably necessary to correct the problem at its own cost. If the parties determine that the problem is due to a defect attributable to XTENT, XTENT shall take whatever steps are reasonably necessary to correct the problem at its own cost.

                        (b)    XTENT will bear the cost of repairing or replacing all defective or non-conforming XTENT Stents and XTENT Stent Systems unless the parties determine that the problem is attributable to BESA. XTENT shall also be responsible for complaints arising from or attributable to the acts or omissions of XTENT’s distributors and sales agents.

                8.11    Recalls.  XTENT shall have the right to recall XTENT Stents or XTENT Stent Systems sold under this Restated Agreement if it is determined to be necessary or upon the direction of the competent and/or government authorities.  If the parties determine that the product failure is due to a defect in BESA Items, the reasonable costs and expenses of the investigation and recall shall be borne by BESA.  If the parties determine that the product failure is due to a defect in XTENT’s Stents or Stent Systems, or is a result of XTENT’s manufacturing or coating, XTENT shall bear the cost and expenses of the investigation and recall.  If the product failure is a result of a combination of contributing factors or the actual cause cannot be determined, the costs and expenses of the investigation and recall shall be borne by the Parties in the same proportion as XTENT’s net profit from sales of Royalty Bearing Products (gross profits, less applicable royalties, administrative and marketing costs) bears to actual royalties received by BESA. If XTENT requests BESA to assist XTENT with the investigation or correction procedure, BESA shall do so and all costs thereof shall be borne by XTENT unless otherwise provided herein.

ARTICLE IX

INDEMNIFICATION

                9.1    General Indemnification by BESA.  Subject to the provisions of this Article IX, BESA will defend, indemnify and hold harmless XTENT’s Indemnified Persons from and against all Losses directly or indirectly incurred by any of them resulting from or arising out of any of the following:

                        (a)      any breach of any of the representations or warranties made by BESA contained in this Restated Agreement;

                        (b)      any breach of any of the covenants or agreements made by BESA in this Restated Agreement; and

                        (c)      any breach of any duties or obligations respecting the use and/or disclosure of XTENT’s (or its Affiliates’) Confidential Information by BESA and/or its Affiliates.

                BESA’s liability to XTENT’s Indemnified Persons hereunder shall not exceed, in the aggregate, that amount paid to BESA by XTENT pursuant to the terms of this Restated Agreement, unless and solely to the extent such Losses arise from the gross negligence or willful misconduct of BESA.

                9.2    General Indemnification by XTENT.  Subject to the provisions of this Article IX, XTENT will defend, indemnify and hold harmless BESA’s Indemnified Persons from and against all Losses directly or indirectly incurred by or sought to be imposed upon any of them resulting from or arising out of any of the following:

                        (a)   any breach of any of the representations or warranties made by XTENT in this Restated Agreement;

                        (b)   any breach of any of the covenants or agreements made by XTENT in this Restated Agreement;

                        (c)   the research, development, use, sale or commercialization by XTENT or any of its Sublicensees of any Royalty Bearing Products, or any other product utilizing any of the Licensed Assets, except for any liability or obligation arising from BESA’s work in connection therewith;

                        (d)   any liability or obligation arising from or in connection with the tests, trials, and/or submissions conducted or performed by XTENT or its Sublicensees, except for any liability or obligation arising from BESA’s work in connection therewith; and

                        (e)   any breach of any duties or obligations respecting the use and/or disclosure of BESA’s (or its Affiliates’) Confidential Information by XTENT and/or its Sublicensees.

XTENT’s liability to BESA’s Indemnified Persons hereunder shall not exceed, in the aggregate, that amount paid to BESA by XTENT pursuant to the terms of this Restated Agreement, unless and solely to the extent such Losses arise from the gross negligence or willful misconduct of XTENT.

                9.3    Limitation on General Indemnification.  Neither BESA nor XTENT will have any indemnification liability under this Article unless one or more of the Indemnified Persons gives written notice to the applicable Indemnifying Person asserting a claim for indemnification in accordance with the procedures set forth in Section 9.4 of this Restated Agreement.

                9.4     Notice and Procedures.

                        (a)   An Indemnified Person will give prompt written notice to the Indemnifying Person of each claim for indemnification hereunder, specifying the amount and nature of the claim, and of any matter which in the opinion of the Indemnifying Person is likely to give rise to an indemnification claim.  The omission to give such notice to an Indemnifying Person will not relieve the Indemnifying Person of any liability under this Article except to the extent it was prejudiced thereby.  As soon as practicable after the date of such notice, the Indemnified Person will provide the Indemnifying Person all information and documentation necessary to support and verify the Losses so claimed and the Indemnifying Person and its representatives will be given access to all books and records in the possession or control of the Indemnified Person which the Indemnifying Person reasonably determines to be related to such claim.  The Indemnifying Person will have the right to defend the Indemnified Person against such claim for Losses with counsel of its choice.

                        (b)   So long as the Indemnifying Person is conducting the defense of the claim for Losses in accordance with this Section 9.4, (i) the Indemnified Person may retain separate co-counsel, at its sole cost and expense, and participate in the defense of the claim, (ii) the Indemnified Person will not consent to the entry of any judgment or enter into any settlement with respect to the claim without the prior written consent of the Indemnifying Person, which consent will not be unreasonably withheld or delayed, (iii) the Indemnified Person will reasonably cooperate with the Indemnifying Person’s defense of such claim, and (iv) the Indemnifying Person will not consent to the entry of any judgment or enter into any settlement with respect to the claim without the prior written consent of the Indemnified Person, which consent will not be unreasonably withheld or delayed; provided, however, that such consent of the Indemnified Person will not be required if the judgment or settlement contains a full release of claims against the Indemnified Person.  Notwithstanding any other provision of this Section 9.4, if an Indemnified Person withholds its consent to a bona fide settlement offer, where but for such action the Indemnifying Person could have settled such claim, the Indemnifying Person will be required to indemnify the Indemnified Person only up to a maximum of the bona fide settlement offer for which the Indemnifying Person could have settled such claim.

                9.5    Payment of Indemnification.  Claims of indemnification under this Article will be paid or otherwise satisfied by the Indemnifying Person within thirty (30) days after notice thereof is given by the Indemnified Person and after the parties agree on the allocation of responsibility for the items underlying those claims of indemnification.  Unless the Party receiving a claim of indemnification objects within fifteen (15) days to the amount or allocation, it will be deemed to have agreed on the allocation represented by the claim of indemnification.  Payments made after the due date will bear interest at an annual rate equal to the prime rate as published in the Wall Street Journal as of the 30th day following such notice plus five percent (5%), or the maximum allowed by law, if less, but not to exceed twelve percent (12%), in each case on that portion of the claim that represents actual out of pocket expenses paid by the Indemnified Person (if any).

ARTICLE X

CONFIDENTIALITY

                10.1    Confidentiality.

                           (a)   “Confidential Information” means, except as provided below, confidential and proprietary information of a Party and its Affiliates, whether in written, printed, verbal or electronic form, and whether disclosed before or after the Original Effective Date, including research and development activities, product design details and specifications, molecular structures, technology and know-how, sales and marketing plans, finances and business forecasts, procurement requirements and vendor information, customer lists, personnel information and strategic plans. Confidential Information will not include information that: (i) is now, or hereafter becomes generally known or available to the public through no act or failure to act on the part of the receiving Party; (ii) was acquired by the receiving Party before receiving such information from the disclosing Party through no breach of any duty of confidentiality owed to the disclosing Party and without restriction as to use or disclosure; (iii) is hereafter rightfully furnished to the receiving Party by a third party without any breach of any duty of confidentiality owed to the disclosing Party and without restriction as to use or disclosure; or (iv) is information that the receiving Party can document was independently developed by the receiving Party without use of the disclosing Party’s Confidential Information.

                           (b)   Each Party, when it is the receiving Party agrees: (i) to hold the disclosing Party’s Confidential Information in strict confidence and not to disclose such Confidential Information to any other person or entity without the prior written consent of the disclosing Party; (ii) not to use, at any time following the execution of the Original Agreement, any Confidential Information of the disclosing Party for its own benefit or for the benefit of any other person or entity for any purpose other than for the express purposes permitted under the Original Agreement and this Restated Agreement; and (iii) to limit the disclosure of Confidential Information to Permitted Persons.  For purposes hereof, the term “Permitted Person” shall mean the receiving officers, directors, employees and agents who have a need to know in order to carry out the obligations under this Restated Agreement, provided each has agreed in writing to maintain the confidentiality of the Confidential Information in a manner no less protective than that set forth herein and   “Permitted Persons” shall be deemed to include the Affiliates of BESA. Each Party shall be responsible for ensuring compliance with the provisions contained in this Section 10.1 by their respective officers, directors, employees and agents.

                           (c)   The restrictions contained in this Section 10.1 will not apply to any disclosures by BESA to prospective investors, acquirers or other financing sources in private business discussions.  BESA will be permitted to disclose the existence or terms of this Restated Agreement with any prospective investor, acquirer or other financing source, so long as such third party has agreed in writing to be bound by confidentiality provisions substantially similar to those contained in this Section 10.1.  Notwithstanding the foregoing, BESA shall not disclose, without the prior written consent of XTENT, any Confidential Information related to XTENT’s Stent or the XTENT Stent System.

                           (d)   In the event a receiving Party is required to disclose Confidential Information of the disclosing Party by any applicable law, regulation, legal process, judicial order or by any applicable order or requirement of any governmental or regulatory authority, it may do so only to the extent required thereby; provided, however, that the receiving Party will (i) use reasonable efforts under the circumstances to provide advance notice to the disclosing Party of the required disclosure to allow the disclosing Party an opportunity to take steps to object to, prevent or limit its disclosure or obtain a protective or other similar order with respect to the required disclosure and (ii) restrict disclosure to only that portion of the Confidential Information that is required to be disclosed.

(e)   The receiving Party agrees that its obligations hereunder are necessary and reasonable to protect the disclosing Party’s business interests and that the unauthorized disclosure or use of the disclosing Party’s Confidential Information may cause irreparable harm and significant injury, the degree of which may be difficult to ascertain.  The receiving Party further acknowledges and agrees that in the event of any actual or threatened breach of this Restated Agreement, the disclosing Party may seek an injunction enjoining any breach or threatened breach of this Restated Agreement, as well as the right to pursue any and all other rights and remedies available at law or in equity for such breach or threatened breach.

Upon the request of the disclosing Party and/or termination of this Restated Agreement, the receiving Party will promptly return to the disclosing Party or destroy all material embodying Confidential Information in its possession or under its control, including all copies thereof, provided however, the receiving Party shall be entitled to retain any such material that it is required to maintain pursuant to applicable law or regulation.

ARTICLE XI

TERM AND TERMINATION OF AGREEMENT

                11.1    Term of Restated Agreement.  The term shall be deemed to have commenced upon the Original Effective Date and shall continue in force for a period of eight (8) years from the first date on which approval of the coated XTENT Stents is received from a regulatory body, unless earlier terminated pursuant to the provisions hereof.  Either Party may cause this Restated Agreement to terminate upon the expiration of the initial eight-year term by providing at least three (3) years advance written notice to the other Party.  Unless otherwise terminated, after the initial eight-year term, this Restated Agreement shall automatically extend for up to one (1) additional three-year term.

                11.2    Termination of Exclusivity Obligations.   XTENT’s exclusivity obligations under Section 2.3(b) will terminate (i) as set forth in Section 5.3; or (ii) if XTENT is subject to a Change of Control (as defined in Section 12.6).

                11.3    Termination for Cause.

                           (a)    By XTENT.  This Restated Agreement may be terminated by XTENT if at any time following the Effective Date: (i) XTENT determines that there existed a breach of any representation or warranty by BESA contained in this Restated

Agreement in any material respect at the Effective Date and BESA fails to cure such breach within sixty (60) days after receiving written notice thereof from XTENT; or (ii) BESA fails to perform any post-execution obligation or covenant contained in this Restated Agreement, provided, however, that if such failure is capable of being cured, then such termination right will not exist unless such failure has not been cured within sixty (60) days of XTENT’s delivery to BESA of written notice of such failure or (iii) pursuant to the provisions of Section 5.3.

                           (b)    By BESA.  In addition to the termination provisions contained elsewhere in this Restated Agreement, this Restated Agreement may be terminated by BESA if at any time following the Effective Date of this Restated Agreement: (i) BESA determines that there existed a breach of any representation or warranty by XTENT contained in this Restated Agreement in any material respect at the Effective Date and XTENT fails to cure such breach within sixty (60) days after receiving written notice thereof from BESA; (ii) XTENT fails to perform any post-execution obligation or covenant contained in this Restated Agreement, provided, however, that if such failure is capable of being cured, then such termination right will not exist unless such failure has not been cured within sixty (60) days of BESA’s delivery to XTENT of written notice of such failure; (iii) pursuant to the provisions of Section 4.2(d), or (iv) XTENT fails to obtain CE Mark approval for a Royalty Bearing Product by that date which is the one year anniversary of the later of (i) the Effective Date of this Restated Agreement; or (ii) the date the regulatory packages pertaining to bulk Biolimus A9, bulk BESA’s Polymer Coating, and/or bulk BESA’s Drug/Polymer Composite Formulation submitted by BESA or its Affiliates to XTENT’s notified body or to the MEB for XTENT have been approved,  as indicated in a writing issued to either BESA, XTENT or XTENT’s notified body by the MEB.

                           (c)    By Either Party for Insolvency. In addition to the above rights to terminate, either Party may terminate on ten (10) days’ written notice to the other if that other Party makes an assignment for the benefit of creditors, files a petition in bankruptcy, is adjudicated insolvent or bankrupt, or if a receiver or trustee is appointed with respect to a substantial part of its assets or a similar proceeding is commenced against that Party that would substantially impair its ability to perform hereunder.

                11.4    Effect of Termination.  Each Party’s right of termination under this Article is in addition to any other rights it may have under this Restated Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies.  If this Restated Agreement is terminated pursuant to this Article, all further rights and obligations of the Parties under this Restated Agreement will terminate, including, without limitation, the license granted hereunder, except that the rights and obligations set forth in Sections 3.2(c), 4.2 (excluding 4.2(d)), 4.3, 5.5, 5.7, and 11.4, and ARTICLE VI, ARTICLE VII, ARTICLE VIII, ARTICLE IX, ARTICLE X, and ARTICLE XII, and each of their subparts, will survive in accordance with their respective terms; provided, however, that if this Restated Agreement is terminated by a Party because of the breach of this Restated Agreement by another Party or because one or more of the conditions to the terminating Party’s obligations under this Restated Agreement is not satisfied as a result of another Party’s failure to comply with its obligations under this Restated

Agreement, the terminating Party’s right to pursue all remedies will survive such termination unimpaired.  Notwithstanding the foregoing, in the event of a termination, XTENT shall continue to have the rights granted herein to the extent necessary to sell any remaining inventory and to complete and sell any work-in-process, subject to the payment of percentage royalties as set forth in Section 4.2 and all payments due to BESA shall be made by XTENT.

ARTICLE XII

MISCELLANEOUS

                12.1    Fees and Expenses.  Except as provided below, each of the Parties will bear its own legal, accounting and all other expenses in connection with the negotiation and the consummation of the transactions contemplated by this Restated Agreement.

                12.2    Notices.  Any notice or other communication in connection with this Restated Agreement must be in writing, must be addressed as provided below and will be deemed delivered when (a) actually delivered electronically (including in the form of facsimile transmission with receipt confirmed) or in person, provided that delivery is made during normal business hours, (b) three business days have elapsed after deposit in the United States mail, postage prepaid and registered or certified, return receipt requested, or (c) two business days after sent by nationally recognized overnight receipted courier:

if to BESA, to:

Biosensors Europe S.A.
Rue de Lausanne 29,
1110 Morges (VD)
Switzerland
Telephone: +41 (0) 21 804 8000
Facsimile: +41 (0) 21 804 8001
Attention: Managing Director

If to BIG, to

Karen G. Krasney, Esq.
General Counsel
Biosensors International
20280 Acacia Street, Ste. 300
Newport Beach, CA 92660
Telephone: (949) 553-8300 Ext. 254
Facsimile: (949) 553-9129

with a copy to (which will not constitute notice to either BESA or BIG) to:

Paul, Hastings, Janofsky & Walker LLP
515 South Flower Street, 25th Floor
Los Angeles, CA 90071-2371
Telephone: (213) 683-6000
Facsimile: (213) 627-0705
Attention: Rob R. Carlson, Esq.

if to XTENT, to:

XTENT, Inc.
125 Constitution Drive
Menlo Park, CA 94025
Telephone: (650) 475-9400
Facsimile: (650) 475-9401
Attention: Greg Casciaro, Chief Executive Officer

with a copy (which will not constitute notice to XTENT) to:

Jeff Grainger, Esq.
125 Constitution Drive
Menlo Park, CA 94025
Telephone: (650) 475-9400
Facsimile: (650) 475-9401

and in any case at such other address as a Party may specify by written notice.  All periods of notice will be measured from the date of deemed delivery as provided in this Section.

                12.3    Publicity and Disclosure of Restated Agreement.  No press releases or any public disclosure, either written or oral, of the transactions contemplated by this Restated Agreement may be made that discloses information about this Restated Agreement without the mutual consent of the Parties, except to announce the execution of this Restated Agreement or to the extent required by applicable law, rule or regulation (including stock exchange requirement).  Either Party may disclose the existence of this Restated Agreement, but may not disclose the terms without the other Party’s written consent, except  (i) as required by law or by a court or other governmental body; (ii) in confidence to legal counsel, accountants, or banks; (iii) in confidence and using sound discretion, to actual and potential financing sources and their advisors; (iv) in confidence, in connection with the enforcement of this Restated Agreement or rights under this Restated Agreement; (v) in confidence, in connection with a merger, acquisition of stock or assets, proposed merger or acquisition, or the like; or (vi) as advisable or required in connection with any government or regulatory filings, including, without limitation, filings with the SEC or SGX and in connection with an initial public offering; provided that to the extent such a release of information is required by applicable law, rule or regulation (including stock exchange requirement), the disclosing Party will use commercially reasonable efforts to ensure that the content is accurate and in accordance with reasonable business standards and will, to the extent practicable, provide the other Party with advance notice of the proposed disclosure and an opportunity to review and comment upon such disclosure.  Notwithstanding the foregoing, nothing contained herein shall be construed to permit any disclosure by XTENT of BESA’s Confidential Information related to BESA’s Drug/Polymer Composite Formulation, Biolimus A9 or BESA’s Polymer Coating following the execution of this Restated Agreement, which is hereby prohibited under all circumstances without the prior written approval of BESA.

                12.4    Entire Agreement.  This Restated Agreement (including all exhibits) and all documents delivered pursuant to or referred to in this Restated Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof, and all promises, representations, understandings, warranties, agreements and inducements to the making of this Restated Agreement relied upon by any Party have been expressed in this Restated Agreement or in such documents. Unless otherwise stated herein, this Restated Agreement (including all exhibits) supercedes and replaces all prior agreements, written or oral, between the Parties with respect to the subject matter hereof, including the Term Sheet dated August 22, 2003 executed by the Parties and the Original Agreement.

                12.5   Severability.  The invalidity or unenforceability of any provision of this Restated Agreement will not affect the validity or enforceability of any other provision of this Restated Agreement, and such invalidity or unenforceability in any specific situation will not affect the validity or enforceability of such provision in other situations.  Additionally, to the extent any provision of this Restated Agreement is invalid or unenforceable, it will be interpreted and applied as close to its original meaning as is permissible.

                12.6    Assignability.  Except in connection with a Change of Control, which is subject to Section 12.6(a)-(d), neither this Restated Agreement, nor any right or obligation hereunder, may be assigned by XTENT without the prior written consent of BESA.  In addition, except in connection with a Change of Control, any attempted transfer by XTENT of the technology related to the BESA Items shall be subject to the prior written approval of BESA. Unless otherwise expressly consented to by BESA, no assignment by XTENT will relieve XTENT of any obligations under any agreement, document or instrument executed and delivered pursuant to this Restated Agreement.  Any purported assignment in violation of this Restated Agreement will be null and void and shall give BESA the option to immediately terminate this Restated Agreement.  BESA shall have the right to assign this Restated Agreement in its discretion. Subject to the foregoing, this Restated Agreement will inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

(a)    In the event BESA enters into an agreement for a Change of Control or grants another entity an option or right to enter into an agreement for a Change of Control, the acquiring or surviving entity shall be bound by the terms and conditions of this Restated Agreement.

(b)    In the event XTENT enters into an agreement for a Change of Control or grants another entity an option or right to enter into an agreement for a Change of Control, XTENT may assign this Restated Agreement to the acquiring or surviving entity which shall be bound by the terms hereof, subject to the following:

                (i)    If at the time of such Change of Control the acquiring entity markets a Stent for coronary or peripheral applications incorporating Rapamycin or an analog thereof, (1) the terms of this Restated Agreement shall remain in effect (2) BESA shall supply to the acquiring or surviving entity its requirements (subject to the limitations set forth in Section 3.2 hereof) of BESA’s Drug/Polymer Composite Formulation, Biolimus A9 and/or BESA’s Polymer Coating solely for the purpose of utilizing such BESA Items with XTENT’s Stents and XTENT Stent Systems as defined in this Agreement (whether in its own facility or through a third party in another facility) within XTENT’s Licensed Field of Use; and (3) the license set forth in Section 2.1(a)(ii) to perform or have performed the coating shall remain in force but only for the limited purpose of allowing such entity to incorporate BESA’s Drug/Polymer Composite Formulation, Biolimus A9 and/or BESA’s Polymer Coating, with XTENT’s Stents and XTENT Stent Systems for XTENT’s Licensed Field of Use.  All licenses under ARTICLE II shall remain in force to allow such acquiring entity to import, export, use, test, sell, and offer for sale XTENT’s Stents and XTENT Stent Systems incorporating the BESA Items within XTENT’s Licensed Field of Use, subject to the terms of this Restated Agreement. For purposes of clarity, under no circumstances shall any acquiring or surviving entity utilize any of the BESA Items subject to the licenses hereunder for any purpose or use other than in connection with XTENT’s Stents within XTENT’s Licensed Field of Use.

                (ii)   In advance of any Change of Control, XTENT shall limit disclosure of BESA’s Confidential Information to only that information necessary for obtaining and maintaining regulatory approvals for (as set forth in ARTICLE V)  XTENT Stents and XTENT Stent Systems .  In the event that after a Change of Control, either XTENT or the acquiring or surviving entity desires to use, for purposes other than obtaining and maintaining regulatory approvals, any Confidential Information of BESA or its Affiliates, including, without limitation, BESA’s coating technology, testing methodologies and other Know-How for coating, testing, manufacturing, marketing or selling XTENT’s Stents or XTENT Stent Systems incorporating any of the BESA Items, XTENT or the acquiring or surviving entity shall pay BESA the sum of [****]Dollars (US$[****]) for the right to use such Confidential Information. If XTENT reasonably believes that a change of control may occur, XTENT shall promptly notify BESA and XTENT shall promptly return to BESA all of BESA’s Confidential Information as may be requested in writing by BESA, except that which is necessary for the foregoing.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [****], HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

(c)  In the event XTENT enters into an agreement for a Change of Control, or grants another entity an option or right to enter into an agreement for a Change of Control, XTENT or the surviving entityshall have the right, but not the obligation, to either (i) terminate this Restated Agreement and all rights hereunder upon thirty (30) days written notice to XTENT; or (ii) terminate the exclusivity obligations under Section 2.3(b).

(d)   For  purposes of this Restated Agreement, “Change of Control” means a transaction or a series of related transactions in which (i) one or more related parties who did not previously own at least a fifty percent (50%) interest in a Party to this Restated Agreement obtain at least a fifty percent (50%) interest in such Party, or (ii) a third party acquires all or substantially all of the assets to which this Restated Agreement relates, or (iii) a Party acquires, by merger, acquisition of assets or otherwise, all or any portion of another legal entity such that either the assets or market value of such Party after the close of such transaction are greater than one hundred thirty-three percent (133%) of the assets or market value of such Party prior to such transaction.  The effective date of such a Change of Control shall be the date of the first transaction in which any of the foregoing events occurs or in which a Party or third party acquires an option or right to cause any of the foregoing events to occur.

                12.7    Amendment.  This Restated Agreement may be amended only by a written agreement executed by XTENT and BESA.

                12.8    Governing Law.  This Restated Agreement shall be governed by, and construed in accordance with, the laws of the State of California and the United States, as though made and to be fully performed therein without regard to conflicts of laws principles thereof.  The Parties agree that any legal or equitable action arising out of any dispute under this Restated Agreement shall only be commenced in any federal or state court located in the State of California having subject matter jurisdiction over such action and that any such court shall have jurisdiction over the Parties and venue of the action shall be appropriate in such court.  The Party prevailing in any such action shall be entitled to recover its reasonable attorneys’ fees and costs incurred in connection with any such litigation.

                12.9    Counterparts.  This Restated Agreement may be executed in multiple counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument, and all signatures need not appear on any one counterpart.

                12.10    Interpretation.  The Parties acknowledge and agree that: (a) each Party and its counsel reviewed and negotiated the terms and provisions of this Restated Agreement and have contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting Party will not be employed in the interpretation of this Restated Agreement; and (c) the terms and provisions of this Restated Agreement will be construed fairly as to all Parties and not in favor of or against any Party, regardless of which Party was generally responsible for the preparation of this

Restated Agreement.  When used in this Restated Agreement, the words “including” or “includes” are deemed to be followed by the words “without limitation.”

                12.11    Headings.  Any table of contents, title or Article or Section heading is for convenience of reference only and will not affect the meaning or construction of any of the provisions of this Restated Agreement.

                12.12    Currency.  Unless otherwise specified in this Restated Agreement, all references to currency, monetary values and dollars set forth herein will mean United States dollars and all payments hereunder will be made in United States dollars.

                12.13    Further Assurances.  BESA and XTENT, from time to time after the execution of this Restated Agreement at the request of the other Party and without further consideration, will execute and deliver further instruments of transfer and assignment (in addition to those specifically contemplated in this Restated Agreement) and take such other action as such other Party may reasonably request to more effectively fulfill the intents and purposes of this Restated Agreement.

                12.14    No Third Party Beneficiaries.  Nothing in this Restated Agreement expressed or implied is intended to confer on any person other than the Parties and their respective Affiliates, representatives, successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Restated Agreement.

                12.15    Waiver.  No delay or omission on the part of either Party in requiring performance by the other Party hereunder, or in exercising any right hereunder, shall operate as a waiver of any provision hereof or of any right or rights hereunder, and the waiver or omission or delay in requiring performance or exercising any right hereunder on one occasion shall not be construed as a bar to or waiver of such performance or right, or of any right or remedy under this Restated Agreement, on any future occasion.

                12.16    Force Majeure.  Neither Party shall be liable for delay or failure in the performance of any of its obligations under this Restated Agreement if and to the extent such delay or failure is due to circumstances beyond the reasonable control of such Party, including, but not limited to, fires, floods, explosions, accidents, acts of God, war, riot, strike, lockout or other concerted acts of workers, acts of government; provided, however, that the Party claiming that a force majeure has affected its performance shall give notice to the other Party within ten (10) days of becoming aware of the occurrence of force majeure, giving full particulars of the cause or event and the date of first occurrence thereof.  The Party claiming force majeure shall use its best efforts to eliminate or prevent the cause so as to continue performing its obligations under this Restated Agreement as soon as possible.

                12.17    Independent Contractors.   BESA and XTENT are independent contractors and nothing contained in this Restated Agreement shall be construed to constitute either Party as a partner, joint venturer, co-owner, or employee of the other Party, and neither Party shall hold itself out as such.  Neither Party has any right or authority to incur, assume or create, in writing or otherwise, any warranty, liability or other obligation of any kind, express or implied, in the name of or on behalf of the other Party.

                12.18   Guaranty.  BIG hereby irrevocably and unconditionally guarantees to XTENT the full, complete and prompt performance and observance of all of BESA’s duties and obligations under this Restated Agreement, and under all other agreements between BESA and XTENT related to this Restated Agreement or the subject matter thereof, as and when such duties and obligations may be or become due to XTENT from BESA, including, without limitation, delivery and manufacturing obligations, indemnity obligations, and payment of all damages, liability, costs, expenses and other amounts that may be payable to XTENT, or recoverable by XTENT, from BESA as a result of this Restated Agreement.  In the event that BESA sublicenses, assigns, contracts, or otherwise transfers any of its obligations under this Restated Agreement to an Affiliate or other entity under the ownership or control of BIG, BIG further unconditionally guarantees the performance of such obligations by such Affiliate and payment of all damages, liability, costs, expenses and other amounts that may be payable to XTENT, or recoverable by XTENT, from such Affiliate or entity as a result of this Restated Agreement.  The foregoing is a continuing, irrevocable guaranty that remains in full force and effect for all such duties and obligations, and claims based thereon, whenever arising, until the expiration of such duties and obligations.

                12.19   Mutual Release of All Claims.

(a)   By entering into this Restated Agreement, each Party hereby completely and fully releases and discharges the other Party from any and all claims, promises, causes of action, or similar rights of any type arising under or with respect to the Original Agreement and such other Party’s obligations thereunder, but only to the extent such claims, promises, causes of action, or similar rights arise out of facts or circumstances which the releasing Party knows or reasonably should know as of the Effective Date of this Restated Agreement (the “Released Claims”); provided, however, that the Released Claims shall not include any and all claims, cause of actions, or other rights arising out of or related to (i) a claim, investigation, or cause of action brought by any third party or government agency against a Party including, but not limited to, product liability claims; (ii)  intentional misrepresentation or deception by a Party which is not known to the releasing Party as of the Effective Date of this Restated Agreement; or (iii) facts, circumstances, or actions occurring or otherwise arising after the Effective Date of this Restated Agreement.  Each Party agrees (on behalf of itself, its affiliates and their officers, directors, agents, representatives, consultants and representatives) not to initiate any claim against the other Party for any losses or other harm (known or unknown) sustained or incurred by the releasing Party as a result of the Released Claims.

(b)   The parties agree that this Restated Agreement contains a general release with respect to the matters to be released hereunder and XTENT and BESA each expressly waives the provisions of California Civil Code Section 1542, which provides:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release,

which if known by him must have materially affected his settlement with the debtor.”

(c)   Each Party agrees not to assert that this Restated Agreement or the release contained herein is an admission of wrongdoing or liability on the part of the other Party.

(d)   Each Party agrees to remain bound by the terms of this Restated Agreement.

Signature Page Follows

IN WITNESS WHEREOF, the Parties have caused this Restated Agreement to be executed by their duly authorized representatives as of the date set forth above.

XTENT, INC.

By:	/s/ Greg Casciaro
Greg Casciaro
Its:	Chief Executive Officer

BIOSENSORS EUROPE S.A.

By:	/s/ Jeffrey Jump
Jeffrey Jump
Its:	Managing Director

BIOSENSORS INTERNATIONAL GROUP, LTD.

By:	/s/ Yoh-Chie Lu
Yoh-Chie Lu
Its:	Chief Executive Officer

EXHIBIT A

[****]

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [****], HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

EXHIBIT 1.2

[****]

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [****], HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

EXHIBIT 1.17

[****]

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [****], HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.